Signet Jewelers Holiday Season Same Store Sales Increase 3.3%, Led by Signet’s US Division up 4.7% Q4 Fiscal 2013 EPS Expected to Increase 15% - 17% Over Prior Year

HAMILTON, Bermuda, January 8, 2013 – Signet Jewelers Ltd (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and the UK, today announced its sales for the nine weeks ended December 29, 2012 (“Holiday Season”) and guidance for the 14 weeks ending February 2, 2013 (“Fourth Quarter”).

Same Store Sales
Ended December 29, 2012
	9 weeks	48 weeks

Kay	up 5.8%	up 6.4%
Jared	up 4.8%	up 1.2%
Regional Brands	down 4.0%	down 3.2%

US Division	up 4.7%	up 3.9%

H.Samuel	down 0.5%	up 0.4%
Ernest Jones	down 5.5%	up 0.1%

UK division	down 2.6%	up 0.3%

Signet	up 3.3%	up 3.2%

Mike Barnes, Chief Executive Officer, commented: “We are pleased with our Holiday Season performance in both sales and margins. Same store sales were up 3.3%, led by the US division up 4.7%. We believe our strong performance was due to exceptional execution by our teams. I would like to thank them all very much for their dedication and hard work.

We saw particularly strong performance in the weeks and days leading up to Christmas. Business trends continue to be encouraging in the US and have improved in the UK after the Holiday Season. During the Holiday Season in the US we experienced broad based strength across our merchandise offerings led by our initiatives in bridal, branded and exclusive merchandise, colored diamonds, fashion jewelry and watches. In the UK watches and branded jewelry were the strongest performers.

Our performance is built on the long term competitive strengths of the business, including the great customer experience which our teams deliver, the strength of our merchandise, our continued investment in advertising to support our store concepts and merchandising initiatives, and our US customer finance programs, which are highly effective in supporting our customers’ jewelry purchases. In addition, we are pleased with the pace and effectiveness of the Ultra Stores integration; and the results continue to be in-line with our expectations.

We believe that Signet is well-positioned for Fiscal 2014 and we will remain focused on providing our customers with an outstanding experience, while continuing to invest in the business to further our competitive strengths and create shareholder value.”

Fiscal 2013 Guidance Update:

·	Diluted earnings per share for the Fourth Quarter are currently projected at $2.05 to $2.10. Diluted earnings per share for the 53 weeks ending February 2, 2013 (“Fiscal 2013”) are projected at $4.28 to $4.33.

·	Capital spending for Fiscal 2013 is anticipated to be $138 million to $142 million reflecting current estimates of project timing. In addition to the Ultra Stores, Inc (“Ultra”) acquisition, we anticipate 48 new US-based stores for the year.

Sales Performance for the 9 Weeks ended December 29, 2012

·	In the nine week period ended December 29, 2012, total sales of $1,237.6 million, including $37.0 million of Ultra sales, increased 7.1% compared to an increase of 7.5% in the nine weeks ended December 31, 2011 (“the comparable nine weeks”). Same store sales increased 3.3% compared to 7.8% in the comparable nine weeks. Consolidated eCommerce sales increased by 39%, comprised of a 49% increase in the US division and an 8% increase in the UK division.

	o	In the nine week period ended December 29, 2012, the US division’s total sales of $1,034.2 million, including $37.0 million of Ultra sales, increased 9.9% compared to an increase of 9.2% in the comparable nine weeks. Same store sales increased 4.7% led by both Kay and Jared compared to an increase of 9.2% in the comparable nine weeks.

	o	In the nine week period ended December 29, 2012, the UK division’s total sales of $203.4 million decreased 5.0% compared to an increase of 0.9% in the comparable nine weeks. Same store sales in the UK were down 2.6% compared to an increase of 1.8% in the comparable nine weeks. The business strengthened late into the Holiday Season; however, it was insufficient to offset earlier traffic declines.

9 weeks ended			Change from previous year
December 29, 2012

	Same	Non-same	Total sales at	Exchange		Total sales
	store	store sales,	constant	translation	Total sales	as reported
	sales	net 1	exchange rates 2	impact 2	as reported	$million
Kay	5.8%	1.7%	7.5%	—	7.5%	$625.0
Jared	4.8%	1.9%	6.7%	—	6.7%	$291.7
Regional brands	(4.0)%	40.5% 3	36.5% 3	—	36.5% 3	$117.5 3

US division	4.7%	5.2%	9.9%	—	9.9%	$1,034.2

H.Samuel	(0.5)%	(5.3)%	(5.8)%	2.8%	(3.0)%	$120.7
Ernest Jones 4	(5.5)%	(5.8)%	(11.3)%	3.4%	(7.9)%	$82.7

UK division	(2.6)%	(5.5)%	(8.1)%	3.1%	(5.0)%	$203.4

Signet	3.3%	3.2%	6.5%	0.6%	7.1%	$1,237.6

1.	Non-same store sales include all sales from stores not open for 12 months, as well as Ultra stores.

2.	Non-GAAP measure.

3.	Includes all stores selling under the Ultra nameplate.

4.	Includes stores selling under the Leslie Davis nameplate.

Sales Performance for the 48 Weeks ended December 29, 2012

·	In the 48 week period ended December 29, 2012, total sales of $3,707.7 million, including $37.0 million of Ultra sales, increased 4.4% compared to an increase of 9.6% in the 48 weeks ended December 31, 2011 (“the comparable 48 weeks”). Same store sales increased 3.2% compared to 9.4% in the comparable 48 weeks.

Consolidated eCommerce sales increased by 37%, comprised of a 44% increase in the US division and a 14% increase in the UK division.

	o	In the 48 week period ended December 29, 2012, the US division’s total sales of $3,063.2 million, including $37.0 million of Ultra sales, increased 6.2% compared to an increase of 11.0% in the comparable 48 weeks. Same store sales increased 3.9% compared to an increase of 11.6% in the comparable 48 weeks.

o	In the 48 week period ended December 29, 2012, the UK division’s total sales of $644.5 million decreased 3.2% compared to an increase of 3.7% in the comparable 48 weeks. Same store sales in the UK were up 0.3% compared to an increase of 0.8% in the comparable 48 weeks.

48 weeks ended			Change from previous year
December 29, 2012

	Same	Non-same	Total sales at	Exchange		Total sales
	store	store sales,	constant	translation	Total sales	as reported
	sales	net 1	exchange rates 2	impact 2	as reported	$million
Kay	6.4%	1.5%	7.9%	—	7.9%	$1,833.4
Jared	1.2%	1.6%	2.8%	—	2.8%	$935.5
Regional brands	(3.2)%	9.6% 3	6.4% 3	—	6.4% 3	$294.3 3

US division	3.9%	2.3%	6.2%	—	6.2%	$3,063.2

H.Samuel	0.4%	(2.5)%	(2.1)%	(0.7)%	(2.8)%	$353.6
Ernest Jones 4	0.1%	(3.2)%	(3.1)%	(0.6)%	(3.7)%	$290.9

UK division	0.3%	(2.9)%	(2.6)%	(0.6)%	(3.2)%	$644.5

Signet	3.2%	1.3%	4.5%	(0.1)%	4.4%	$3,707.7

1.	Non-same store sales include all sales from stores not open for 12 months, as well as Ultra stores.

2.	Non-GAAP measure.

3.	Includes all stores selling under the Ultra nameplate.

4.	Includes stores selling under the Leslie Davis nameplate.

Quarterly Dividend

Reflecting the Board’s confidence in the strength of the business, our ability to invest in growth initiatives, and the Board’s commitment to building long term shareholder value, a quarterly cash dividend of $0.12 per Signet Common Share has been declared for the Fourth Quarter of Fiscal 2013, payable on February 27, 2013 to shareholders of record on January 28, 2013, with an ex-dividend date of January 24, 2013.

Conference Call

There will be a conference call today at 8.30 a.m. ET (1.30 p.m. GMT and 5.30 a.m. PT) and a simultaneous audio webcast and slide presentation available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. To help ensure the conference call begins in a timely manner, all participants should dial in 5 to 10 minutes prior to the scheduled start time. The call details are:

US dial-in	+1 (646) 254 3360	Access code:	1424444
European dial-in	+44 (0)20 7136 2050	Access code:	1424444

A replay of the conference call and a transcript of the call will be posted on Signet’s website as soon as is practical after the call has ended and will be available for one year.

Contact:	James Grant, VP - Investor Relations, Signet Jewelers	+1	(330)	668	5412
Press:	Alecia Pulman, ICR, Inc.	+1	(203)	682	8224

Investor Relations Program Details

Signet will be taking part in the ICR XChange Conference on Wednesday, January 16, 2013 at the Fontainebleau Miami Beach, Miami Beach, Florida. Present will be Mike Barnes, Chief Executive Officer, Ronald Ristau, Chief Financial Officer and James Grant, Vice President - Investor Relations. The presentation, which is scheduled for 1:10 p.m. ET, will be webcast and available for replay on www.signetjewelers.com.

About Signet Jewelers and Safe Harbor Statement

Signet Jewelers is the largest specialty retail jeweler in the US and UK. Signet’s US division operates over 1,400 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet’s UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, and risks relating to Signet being a Bermuda corporation.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2012 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 22, 2012. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.